Exhibit 10.20

FIRST AMENDMENT TO

EMPLOYMENT AGREEMENT

This First Amendment (the “Amendment”) to the Employment Agreement (the “Agreement”) dated January 17, 2005, by and between CryoCor, Inc., a Delaware corporation (the “Company”), and Edward F. Brennan (the “Executive”), is entered into effective as of August 31, 2007 (the “Effective Date”).

RECITALS

WHEREAS, the Company and the Executive desire to amend the Agreement to extend the severance period following a termination of the Executive’s employment without Cause.

AGREEMENT

NOW THEREFORE, in consideration of the benefits and mutual promises hereinafter set forth, the parties hereto agree as follows:

1.	Capitalized terms used but not otherwise defined in this Amendment shall have the meanings given such terms in the Agreement.

2.	A new Section 3.3.5 is hereby inserted as follows:

(a) “3.3.5 280G. Anything in this Agreement to the contrary notwithstanding, if any payment or benefit the Executive would receive under this Agreement, taken together with any other agreement or benefit plan of the Company (including stock options) (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in the Executive’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, the reduction shall occur in the order the Executive elects in writing, provided, however, that such election shall be subject to Company approval if made on or after the date on which the event that triggers the Payment occurs.

The accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Change in Control shall perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Company shall appoint a nationally recognized accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.

The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Executive and the Company within fifteen (15) calendar days after the date on which the Executive’s right to a Payment is triggered (if requested at that time by the Executive or the Company) or such other time as requested by the Executive or the Company. If the accounting firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it shall furnish the Executive and the Company with an opinion reasonably acceptable to the Executive that no Excise Tax will be imposed with respect to such Payment. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Executive and the Company.”

3.	Section 4.4.2 of the Agreement is hereby amended and restated in its entirety as follows:

“4.4.2 Without Cause. If the Company terminates the Executive’s employment without Cause, the Company shall pay the Executive’s base salary and accrued and unused vacation earned through the date of termination, at the rate in effect at the time of termination subject to standard deductions and withholdings. In addition, upon the Executive’s execution of a Release (as defined in Section 4.4.3 below), the Executive shall receive i) the equivalent of fifteen (15) months of the Executive’s then current Base Salary less standard deductions and withholdings, paid on the Company’s regular payroll dates and in accordance with its regular payroll practices; ii) provided the Executive timely elects COBRA health insurance continuation coverage, reimbursement of COBRA premiums for a period of fifteen (15) months following termination; and iii) accelerated vesting of the Options specified in Section 3.3 of this Agreement such that the Options shall be deemed vested as to a number of shares equal to that which would have been vested had the Executive remained in the continuous service of the Company in accordance with the Plan for a period of fifteen (15) months following the termination of his employment.”

4.	A new Section 4.4.3 is hereby inserted as follows:

“4.4.3 Release. Notwithstanding the provisions of Sections 3.3.4 and 4.4.2, the Executive’s entitlement to any and all compensation and benefits under Sections 3.3.4 and 4.4.2 is expressly conditioned on the Executive’s execution and delivery to the Company (and the expiration of any revocation period) of an effective waiver and release of claims (a form of which is attached hereto as Exhibit A) (a “Release”) within the time period set forth therein (but in no event later than forty-five (45) days after the date of termination), which shall be material to the Company’s obligation to provide any such compensation and benefits.”

5.	A new Section 4.6 is hereby inserted as follows:

“4.6 Application of Code Section 409A. Compensation and benefits payable under the Agreement, to the extent of payments made from the date of the Executive’s termination through March 15th of the calendar year following such termination, are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations and thus payable pursuant to the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations; to the extent such payments are made following said March 15th, they are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations made upon an involuntary termination from service and payable pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations, to the maximum extent permitted by said provision, with any excess amount being regarded as subject to the distribution requirements of Section 409A(a)(2)(A) of the Code, including, without limitation, the requirement of Section 409A(a)(2)(B)(i) of the Code that payment to the Executive be delayed until 6 months after separation from service if the Executive is a “specified employee” within the meaning of the aforesaid section of the Code at the time of such separation from service.”

6.	Except as specifically amended by this Amendment, the terms and conditions of the Agreement shall remain in full force and effect.

7.	This Amendment is made in California. This Amendment shall be construed and interpreted in accordance with the internal laws of the State of California.

8.	This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties have executed this Amendment as of the Effective Date.

CRYOCOR, INC.

By:	/s/ Gregory J. Tibbitts

Name:	Gregory J. Tibbitts

Title:	Chief Financial Officer and VP, Finance

/s/ Edward F. Brennan
Edward F. Brennan, Ph.D.